Exhibit 99.1

949 South Coast Drive, Third Floor

Costa Mesa, CA 92626

FOR IMMEDIATE RELEASE	Member FDIC

For more information contact	Equal Housing Lender
Nancy Gray, SEVP & CFO, 714-438-2500	Barbara Palermo, EVP & IR, 714-438-2500

Pacific Mercantile Bancorp Announces the

Election of Daniel Strauss to its Board of Directors

Costa Mesa, Calif., November 18, 2011 – GLOBENEWSWIRE. Pacific Mercantile Bancorp (NASDAQ: PMBC). Raymond E. Dellerba, President and CEO of Pacific Mercantile Bancorp (the “Company”), announced today that Daniel A. Strauss has been elected as a member of the Company’s Board of Directors and as a member of the Board of Directors of the Company’s wholly-owned banking subsidiary, Pacific Mercantile Bank (the “Bank”). “Mr. Strauss brings to the Board his extensive merger and acquisition and investment and financial analysis expertise, with a particular focus on the banking and financial services industries. His expertise will add to the core competencies already represented on the Board,” stated Mr. Dellerba.

Mr. Strauss is and since 2010 has been a Senior Vice President of Clinton Group, Inc. (“Clinton”), where he serves as a Senior Strategist on its private and public equity investment team. In that position, Mr. Strauss is responsible for evaluating and effectuating equity financing transactions across a range of industries, including the banking and financial services industries. From 2008 to 2010, Mr. Strauss was employed as an Associate in the private equity investment group at Angelo, Gordon & Co. Prior to joining that firm in 2008, Mr. Strauss was an investment banking analyst in the mergers and acquisitions group of Houlihan Lokey. Mr. Strauss holds a Bachelors of Science degree in Finance and International Business from the Stern School of Business at New York University.

Clinton is a diversified asset management firm with approximately $2.5 billion in assets under management. The firm has been investing in global markets since its inception in 1991 with expertise that spans a wide range of investment styles and asset classes. Clinton Group is a Registered Investment Advisor based in New York City.

Clinton, through one of its affiliates, SBAV LP (“SBAV”), beneficially owns a total of 75,000 shares of the Company’s Series B Convertible 8.4% Noncumulative Preferred Stock (the “Series B Shares”). These Series B Shares are convertible, at a price of $5.32 per share, into a total of 1,409,774 shares of the Company’s common stock which, on an as-converted basis, represent approximately 9.7% of the Company’s outstanding shares of common stock. In connection with the purchase by SBAV of those Series B Shares, Clinton became entitled to designate a representative to serve as a member of the respective Boards of Directors of the Company and the Bank. Mr. Strauss is Clinton’s designee and representative on such Boards of Directors.

SBAV and the Company also have entered into a stock purchase agreement which provides that, if certain conditions are satisfied, SBAV will purchase an additional 10,000 Series B Shares from the Company which will be convertible, at a price of $5.32 per share, into 187,969 shares of the Company’s common stock.

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About Pacific Mercantile Bancorp

Pacific Mercantile Bancorp, which is a publicly traded company with its shares listed on the Nasdaq Stock Market under the trading symbol, “PMBC”, is the parent holding company of Pacific Mercantile Bank. The Bank is an FDIC insured, California state-chartered bank and a member of the Federal Reserve System which provides a wide range of commercial banking services to businesses, business professionals and individual clients through its combination of traditional banking financial centers and comprehensive, sophisticated electronic banking services. The Bank, which opened for business on March 1, 1999, had total assets exceeding $1 billion as of September 30, 2011.

The Bank operates a total of seven financial centers in Southern California, four of which are located in Orange County, one of which is located in Los Angeles County, one of which is located in San Diego County and the other of which is located in the Inland Empire in San Bernardino County. The four Orange County financial centers are located, respectively, in the cities of Newport Beach, Costa Mesa (which is visible from the 405 and 73 Freeways), La Habra and San Juan Capistrano (which is our South County financial center that is visible from the Interstate 5 Freeway). Our financial center in Los Angeles County is located in the city of Beverly Hills. Our San Diego financial center is located in La Jolla and our Inland Empire financial center is located in the city of Ontario, visible from the Interstate 10 Freeway. In addition to the Bank’s physical locations, it offers comprehensive banking services over its Internet Bank, which is accessible 24/7 worldwide at www.pmbank.com.

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